Exhibit 5.1
October 29, 2007
Insulet Corporation
9 Oak Park Drive
Bedford, MA 01730

Re:	Securities Being Registered under Registration Statement on Form S-1
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-146810) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Insulet Corporation, a Delaware corporation (the “Company”) of up to 5,633,157 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share, which include (i) up to 734,759 shares of Common Stock (the “Company Shares”) to be newly issued and sold by the Company, all of which are purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company, (ii) up to 4,882,710 currently outstanding shares of Common Stock (the “Selling Stockholder Shares”) to be sold by the selling stockholders listed in the Registration Statement under “Principal and Selling Stockholders” (the “Selling Stockholders”) and (iii) up to 15,688 shares of Common Stock to be sold by the Selling Stockholders that are issuable upon exercise of a currently outstanding warrant (the “Warrant Shares”). The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     Based on the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) the Warrant Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the warrant pursuant to which the Warrant Shares are issuable, will be validly issued, fully paid and non-assessable, and (iii) the Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ GOODWIN PROCTER LLP